John Milton

                       Patriot Transportation Holding, Inc.

                                 November 17, 2016

                                    9:00 AM CT


Operator:          The following is a recording for John Milton with the

Patriot Transportation Holding, Inc. on Thursday, November 17, 2016 at 9:00 AM

Central Time. Excuse me, everyone. We now have all of our speakers in conference. Please be aware that each of your lines is in a "listen only" mode.

At the conclusion of today's presentation, we will open the floor for questions. At that time, instructions will be given as the procedure to follow if you would like to ask a question. I would now like to turn the conference over to Mr. Thom Baker, Chairman and CEO of Patriot Transportation Holding.

Chairman Baker, you may begin.


Thom Baker:        Good morning. Thank you all for being on the call today and for your interest in Patriot Transportation. As mentioned, I'm Thom Baker,

Chairman and CEO of Patriot Transportation, and with me are John Milton, our

CFO, Rob Sandlin, our Vice-President, and John Klopfenstein, our CAO. Before

we get into results, let me caution that any statements made during this call that relate to the future are by their nature subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated by such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in the company's filings with the Securities and Exchange Commission.

Total revenues for the fourth quarter of fiscal 2016 were $30,391,000, which is up $62,000 from last year's fourth quarter. Transportation revenues,

excluding fuel surcharges, were up $582,000 to $28,882,000 and fuel surcharges were down $520,000 from last year's fourth quarter. As a result of improved pricing and better utilization of equipment, our transportation revenue per mile increased 4.7 percent over last year's fourth quarter. Net


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income for the quarter was $2,088,000 or 63 cents per share, compared to net income of $1,585,000 or 48 cents per share last year. This year's fourth quarter net income was benefited by 24 cents per share as a result of a gain on the sale of an easement. Total revenues for fiscal year 2016 were

$120,172,000, which is down $2,710,000 from last year's revenues.

Transportation revenues, excluding fuel surcharges were $115,592,000, an increase of $4,298,000 from last year's total. Fuel surcharge revenue for fiscal 2016 was $4,580,000, which was down $7 million from last year. Net income for fiscal 2016 was $5,705,000 or $1.70 per share, compared to net income of $3,339,000 or $1.02 per share in fiscal 2015. Fiscal 2016 income includes $779,000 or 24 cents per share of net income or $1,277,000 gain on sale of a Tampa easement, and $1,029,000 or 31 cents per share of net income for the settlement of a claim with DP in connection with the 2010 Deepwater

Horizon event. Fiscal 2015 included $2,074,000 intangible assessment impairment charge that had an after tax negative impact to net income of

$1,265,000 or 39 cents per share. Let me turn the call over to Rob Sandlin so he can take us through the numbers in greater detail.


Rob Sandlin:       Thank you, Thom, and thank you all for being on the call.

I will now take you through the operating results of our company for our fourth quarter, ended September 30, 2016, and the 2016 full year results. Some of my comments will reflect adjusted results, which remove a negative impact of the impairment charge from last year's results and the positive impacts that

Deepwater Horizon settlement and the sale of an easement in Tampa, Florida from this year's results as management believes this allows for better comparison of operating results period over period. For the quarter: As a result of improved pricing and better utilization of equipment, our transportation revenue per mile increased 4.2 percent over the same quarter last year. The negative fuel margin we had been experiencing of late was significantly reduced this quarter as gross fuel cost was down $503,000 and the fuel surcharge revenue was lower by $520,000, producing a net negative fuel margin of just $17,000 for the


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quarter. This improvement is a result of management's success negotiating an improved fuel surcharge arrangement with key accounts as fuel prices have remained low and somewhat stable throughout the fiscal year. During the quarter, insurance costs were higher by $435,000, due mainly to higher health insurance cost and corporate expense was $288,000 higher, due to increased bonus and contingent stock compensation accruals. During the last month of the fourth quarter, many of our terminal operations were impacted by severe shortage in available fuel, due to the Colonial Pipeline spill. I would like to thank our employees for their superior service and effort during this difficult situation to successfully satisfy our customers and safely operate our business. Now, for our year-to-date results: Fiscal 2016 was a tough year,

but one in which we made significant progress. We worked with our customers to create and implement a new fuel surcharge to neutralize the negative margin impacts we had been experiencing. As a result of better pricing in the market and more efficient utilization of our equipment, we were able to grow our terminal transportation revenue by 4.7 percent over last year. During the year, we received $1,687,000 as a result of a settlement agreement with BP

Exploration and Production for damages arising out of the Deepwater Horizon event and sold an easement to the State of Florida at our terminal facility in

Tampa, Florida for $1,334,000. We also purchased the equipment of two different private fleets; one in Florida and the other in North Carolina. The Florida acquisition added eight trailers, assuming the lease on seven tractors, and the hiring of 16 drivers, while contracting to haul 73 locally-owned convenience stores. In North Carolina, we purchased four tractors and hired six drivers as one of our largest customers acquired a chain of C stores and asked us to take on the sale of its private fleet. The company's gross cost of fuel was down $5,138,000 versus last year which was not enough to offset the

$7,008,000 in lower fuel surcharge for a negative margin impact of $1,870,000,

most of which occurred in the first half of the year, prior to the fuel surcharge adjustments we made with our customers. Compensation and benefits were up $2,019,000 or 0.05 cents per mile versus 2015, due mainly to driver pay enhancements as we continue to invest in hiring and retaining our drivers. SG&A


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was up $438,000 as we hired more management personnel to focus on issues of driver hiring and turnover to support our safety performance. Corporate expenses were lower by $257,000 compared to last year, due mainly to the sale of 75 percent interest in the corporate airplane during the second quarter of this year. Gain on equipment sales were $840,000 lower compared to last year,

due primarily to fewer trailers sold and lower average value of tractors sold.

As a result, our adjusted operating profits this year was $6,513,000 versus an adjusted operating profit of $7,660,000 last year. The lower results were mainly due to the higher net fuel cost of $1,870,000. Our adjusted operating profit ratio was 94.6 percent compared to an adjusted operating ratio of 93.8 percent last year. Summary and outlook: Major headwinds to our improvement and growth; this is difficulty associated with hiring, training, and training drivers in today's environment. In 2017, our industry will be impacted by federally mandated electronic log requirements for all drivers. Our company has been electronic log compliant for many years and this new requirement will have no negative impact on our drivers or how we run our business. However,

not all of our competitors can say the same and these competitors may see significant negative impact as a result of these new regulations. Our industry is also facing increasing costs associated with risk insurance, as some large insurance underwriters have recently left the space completely. While this may challenge us going forward, we believe that our size, strong financial condition, and positive safety experience provide an opportunity to distinguish ourselves from other competition. Management believes that all of these industry challenges will eventually lead to an increase in industry pricing and a continuing opportunity for private fleet acquisitions. Our strategy going forward is to concentrate our growth effort in the markets where we have been successful finding and retaining quality drivers with business that will improve our efficiency, productivity, and margins. We will also focus our efforts on improving our technology to enhance both our drivers' and our customers' experience while working to lower our cost spots,

streamlining and automating many of our day-to-day processes. One example of this would be our recent decision to replace and upgrade our in-cab technology with a significantly


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improved product and workflow process. We believe this will simplify our drivers' job and improve the data we capture for our customers. With these focuses in mind, we are optimistic that we will achieve our targeted results for fiscal 2017. Thank you, again, for your interest in our company, and I will now hand it back over to Thom Baker.


Thom Baker:        Thank you, Rob. While our miles and revenues were down on

the year-over-year basis, our transportation revenue per mile was up 4.7 percent from last year and, as Rob mentioned, during the year our team was able to work with our customer base to develop a new fuel surcharge table that helped neutralize the negative margin impact from today's low fuel prices environment. The team also worked diligently to hire and retain drivers and as a result, we saw some improvement in our current numbers, improving from 75 percent in fiscal 2015 to 62.4 percent in fiscal 2016. Our safety results in fiscal 2016, while very good by industry standards, were not good by our historical standards. While I feel good about our team as we head into fiscal

2017, we still face some very tough operating conditions. Driver hiring and retention will only get tougher as government regulations increase and the existing driver force continues to climb in age. Both health and liability insurance continues to increase in cost, but I believe these challenges are also opportunities for us, as we seek to provide our customers with safe and superior service that allows us to grow our business with them.

At this time, we'd be happy to entertain your questions.


Operator:          At this time, we will open the floor for questions. If you would like to ask a question, please press the "star" key followed by the

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which they are received. If at any time you would like to remove yourself from

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Thom Baker:        Well, thank you very much for your interest, and we look

forward to speaking to you again at the end of the quarter. Thank you.


Rob Sandlin:       Thank you.


Operator:          Thank you. Ladies and gentlemen, this concludes today's

teleconference. You may now disconnect.

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